CNA SURETY CORPORATION                                          ANALYST CONTACT:
CNA Plaza                                                          John Heneghan
Chicago  IL  60685                                                  312-822-1908
                                                           john.heneghan@cna.com

                                                                  MEDIA CONTACT:
                                                                   Doreen Lubeck
                                                                    773-583-4331



         CNA SURETY ANNOUNCES ACQUISITION OF THE BOND EXCHANGE



         CHICAGO, July 28, 1999 -- CNA Surety Corporation (NYSE:SUR) today announced that it has acquired certain assets of Clark Bonding Company, Inc., a Charlotte, North Carolina, insurance agency and brokerage doing business as The Bond Exchange. The Bond Exchange specializes in the distribution of surety and fidelity bonds with 1998 premium production of approximately $4 million. Terms of the acquisition were not disclosed.

        The acquisition further supports CNA Surety's growth strategy by strengthening and expanding the company's distribution in the small commercial and contract surety marketplace.

         "Keeping true to our acquisition criteria, The Bond Exchange is an ideal addition to our organization," said Mark C. Vonnahme, CNA Surety's president and chief executive officer. "The Bond Exchange is a well-managed and profitable organization that will add value to our current portfolio and afford us the opportunity to work with its long-standing clients and business partners."

         CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies.

         CNA is a registered service mark, trade name and domain name of CNA Financial Corporation (NYSE:CNA).






                                       5